Exhibit 99.1

The Habit Restaurants, Inc. Appoints Karin Timpone to the Board of Directors

IRVINE, Calif., October. 25, 2018 — The Habit Restaurants, Inc. (Nasdaq: HABT) (“The Habit”), today announced the appointment of Karin Timpone to its Board of Directors effective October 23, 2018. Ms. Timpone will serve on the Governance and Compensation committees.

“We are very excited to welcome Karin to our Board of Directors,” said Russ Bendel, President and Chief Executive Officer of The Habit Restaurants, Inc. “Karin brings with her extensive global media and marketing expertise in the consumer sector, which will be beneficial to The Habit as we look to strengthen and grow our brand in an ever changing consumer environment. We believe that her impressive experience with a focus on innovation and transformation of brands will add valuable perspective to our Board of Directors.”

Ms. Timpone is currently Global Marketing Officer of Marriott International, Inc. Prior to joining Marriott, she was Senior Vice President of Digital Media for The Walt Disney Company. Ms. Timpone has also held leadership roles at other major corporations such as Yahoo!, Universal Studios, Inc., and The Seagram Company, Ltd. Ms. Timpone has been recognized on the Forbes list of Most Influential CMOs, Business Insider’s 50 Most Innovative CMOs, Adweek’s Top 50 in Media and Technology as well as Adweek Brand Genius and Ad Age Women to Watch. Under her leadership, Marriott has been recognized with two awards in the Creative Data Category at the Cannes Lions International Festival of Creativity. She graduated from Bryn Mawr College with a Bachelor of Arts in Political Science. She received her Master of Arts in Media Ecology at New York University.

About The Habit Restaurants, Inc.

The Habit Burger Grill is a burger-centric, fast casual restaurant concept that specializes in preparing fresh, made-to-order chargrilled burgers and sandwiches featuring USDA choice tri-tip steak, grilled chicken and sushi-grade tuna cooked over an open flame. In addition, it features fresh made-to-order salads and an appealing selection of sides, shakes and malts. The Habit was named the “best tasting burger in America” in July 2014 in a comprehensive survey conducted by one of America’s leading consumer magazines. The first Habit opened in Santa Barbara, California in 1969. The Habit has since grown to over 240 restaurants in 11 states throughout California, Arizona, Utah, New Jersey, Florida, Idaho, Virginia, Nevada, Washington, Maryland and Pennsylvania, as well as six international locations.

CONTACTS:

Investors:

(949) 943-8692

HabitIR@habitburger.com

Media:

(949) 943-8691

Media@habitburger.com